AMENDMENT TO

                                             ARTICLES OF INCORPORATION

                                                        OF

                                             DEVELOPMENT BANCORP, LTD.



         1.       The name of the Corporation is Development Bancorp, Ltd.

         2. The following amendment to the Articles of Incorporation of the Corporation was adopted by the Board of Directors on November 21, 1997 without shareholder action pursuant to Section 23B.10.020.(5) of the Washington Business Corporation Act.

         3. Article I of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

                  The name of this corporation shall be "Imatel Holdings, Inc."

         Executed this 24th day of November, 1997.




                                                              Dempsey K. Mork
                                                            Secretary/Treasurer




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